UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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Manugistics Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

June 28, 2005

Dear Shareholders:

It is my pleasure to invite you to the 2005 Annual Meeting of Shareholders of Manugistics Group, Inc. to be held on Thursday, August 4, 2005 at 9:00 a.m., E.D.T. at the Company’s principal executive office located at  9715 Key West Avenue, Rockville, Maryland.

Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the Annual Meeting. You are accordingly urged to complete, sign, date and return your proxy promptly in the enclosed envelope. Your return of a proxy in advance will not affect your right to vote in person at the Annual Meeting.

I hope that you will attend the Annual Meeting. The officers and directors of the Company look forward to seeing you at that time.

Very truly yours,

Joseph L. Cowan
Chief Executive Officer

MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 4, 2005

To our Shareholders:

The Annual Meeting of Shareholders (the “Meeting”) of Manugistics Group, Inc. (the “Company”) will be held on Thursday, August 4, 2005 at 9:00 a.m. E.D.T. at the Company’s principal executive office located at 9715 Key West Avenue, Rockville, Maryland for the following purposes:

1.                to elect two Class I Directors, each for a term of three years and until their respective successors have been elected and qualified; and

2.                to transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at 5:00 p.m. E.D.T. on June 17, 2005 are entitled to receive notice of and to vote at the Meeting.

You are invited to attend the Meeting. Please carefully read the attached Proxy Statement for information regarding the matters to be considered and acted upon at the Meeting. We hope that you will attend the Meeting.

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN POSTAGE-PAID ENVELOPE. No postage need be affixed to the return envelope if mailed in the United States. If you attend the Meeting, you may withdraw your proxy and vote in person by ballot.

By Order of the Board of Directors

Timothy T. Smith
Senior Vice President, General Counsel and Secretary
Rockville, Maryland
June 28, 2005

MANUGISTICS GROUP, INC.
9715 Key West Avenue
Rockville, Maryland 20850

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished in connection with the solicitation by the Board of Directors of Manugistics Group, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Shareholders scheduled to be held on Thursday, August 4, 2005, at 9:00 a.m. E.D.T. at the Company’s principal executive office located 9715 Key West Avenue, Rockville, Maryland, and any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the enclosed Proxy Card are being furnished on or about June 28, 2005, to all holders of record of the Company’s Common Stock (the “Common Stock”) as of 5:00 p.m. E.D.T. on June 17, 2005. A copy of the Company’s 2005 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended February 28, 2005, accompanies this Proxy Statement.

At the Meeting, shareholders will elect two Class I directors, each to serve for a term of three years (Proposal 1).

VOTING SECURITIES AND RECORD DATE

The Board of Directors has fixed 5:00 p.m. E.D.T. on June 17, 2005 as the record date (the “Record Date”) for determination of shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 83,820,360 shares of Common Stock issued and outstanding and there were no other voting securities of the Company outstanding. The presence at the Meeting, in person or by proxy, of a majority of the outstanding shares of Common Stock, or 41,910,181 shares, shall constitute a quorum for the Meeting. Each outstanding share of Common Stock entitles the record holder thereof to one vote. Abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter without specific instructions) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum. The election of directors is considered a routine matter for which brokers may vote without specific instructions.

Election of Directors.   Assuming the presence of a quorum, a plurality of the votes cast at the Meeting is required to elect each of the nominees for director. Abstentions and broker non-votes have no effect on the outcome of the election.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Eligible shareholders of record may vote at the Meeting in person or by means of the enclosed Proxy Card. You may specify your voting choices by marking the appropriate boxes on the Proxy Card. The proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to or at the Meeting, will be voted in accordance with the instructions specified thereon. If you properly sign and return your Proxy Card, but do not specify your choices, your shares will be voted by the proxy holders as recommended by the Board of Directors.

The Board of Directors encourages you to complete and return the Proxy Card even if you expect to attend the Meeting. You may revoke your proxy at any time before it is voted at the Meeting by giving written notice of revocation to the Secretary of the Company, by submission of a proxy bearing a later date or by attending the Meeting in person and casting a ballot.

The proxy holders, Joseph L. Cowan and Timothy T. Smith, will vote all shares of Common Stock represented by Proxy Cards that are properly signed and returned by shareholders. The Proxy Card also authorizes the proxy holders to vote the shares represented with respect to any matters not known at the time this Proxy Statement is mailed that may properly be presented for consideration at the Meeting. You must return a signed Proxy Card if you want the proxy holders to vote your shares of Common Stock.

The cost of soliciting proxies will be borne by the Company. Following the mailing of proxy solicitation materials, proxies may be solicited by directors, officers and employees of the Company and its subsidiaries personally, by telephone or otherwise. Such persons will not receive any fees or other compensation for such solicitation. In addition, the Company will reimburse brokers, custodians, nominees and other persons holding shares of Common Stock for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

PROPOSAL 1—ELECTION OF DIRECTORS

The Second Amended and Restated By-Laws of the Company (the “By-Laws”) provide that the Company’s business shall be managed by a Board of Directors of not fewer than six and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The number of directors is presently fixed at nine. The By-Laws also provide that the Company’s Board of Directors is divided into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and qualified. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of shareholders for a three-year term.

On October 24, 2002, William H. Janeway, a partner of Warburg Pincus & Co. and a Vice-Chairman and member of Warburg Pincus LLC, a private equity investment firm, was nominated and appointed as a Class III director pursuant to the request for representation on the Board from Warburg Pincus Private Equity VIII, L.P. (“WP VIII”) as a result of WP VIII’s significant ownership interest in the Company in 2002. In connection with Mr. Janeway’s appointment to the Board, the Company entered into a standstill agreement with WP VIII. Under the standstill agreement, the Company consented to the acquisition by WP VIII and certain of its affiliates of up to 19.9% of the Common Stock and agreed that, for as long as WP VIII and its affiliates beneficially own at least ten percent (10%) of the outstanding shares of Common Stock, the Company would nominate and use its best efforts to have elected to the Board one person designated by WP VIII and reasonably acceptable to the Company. If WP VIII beneficially owns less than ten percent (10%) of the outstanding shares of Common Stock as a result of the sale, transfer or disposition of shares of Common Stock by WP VIII, then upon the request of the Company, WP VIII’s designated member of the Board would be required to resign from the Board. Mr. Janeway is indemnified by WP VIII in connection with his service on the Company’s Board of Directors

There are presently three directors in Class I, two directors in Class II and three directors in Class III. The term of the three Class I directors, J. Michael Cline, Lynn C. Fritz and Kevin C. Melia, will expire at the Meeting. In the spring of 2004, Mr. Cline informed the Board of Directors that he would not stand for re-election to another term. The Class II and Class III directors will remain in office for the remainder of their respective terms, as indicated below. There is presently one vacancy on the Board created by the resignation of Gregory J. Owens, a Class III director, in April 2005. A second vacancy will be created upon the expiration of Mr. Cline’s term at the Meeting. Based upon the recommendations to be made by the Corporate Governance Committee, the Board of Directors will consider suitable candidates to fill the vacancies. At the request of the Board, the Company has engaged a national search firm to assist the Corporate Governance Committee in identifying a suitable candidates to fill the Class I and III vacancies on the Board of Directors.

At the Meeting, two Class I directors are to be elected. Each of the two director nominees, Lynn C. Fritz and Kevin C. Melia, is presently a director of the Company. Each nominee has consented to being named as a nominee for director of the Company and has agreed to serve if elected. In the event that any nominee should become unavailable or unable to serve as a director prior to the Meeting, the persons named as proxies on the Proxy Card will vote for the person(s) the Board of Directors recommends.

Candidates for election to the Board of Directors at annual meetings of shareholders are nominated by the Board of Directors. The Corporate Governance Committee is responsible for identifying and recommending nominees for director to the Board of Directors. The Corporate Governance Committee has the authority to hire advisors to assist it in identifying suitable candidates at the Company’s expense. Shareholders may recommend director candidates to the Corporate Governance Committee for consideration in accordance with the procedures set forth in the Company’s Corporate Governance Guidelines. The recommendation must be in writing and set forth the information prescribed in the Corporate Governance Guidelines. The Corporate Governance Committee will accept for consideration only one recommendation from any shareholder or affiliated group of shareholders for each annual meeting of shareholders. The Corporate Governance Committee evaluates each candidate, including candidates recommended to the Corporate Governance Committee by shareholders, according to the candidate’s professional experience, expertise, judgment, personal integrity, independence, ability to devote time and attention to the Board and whether the candidate has any conflicts of interest with the Company. The Corporate Governance Committee may also consider other characteristics that it deems relevant. Shareholders may contact the Corporate Governance Committee by writing c/o the Corporate Secretary of Manugistics Group, Inc., 9715 Key West Avenue, Rockville, Maryland 20850. Manugistics’ Corporate Governance Guidelines, as adopted, are available at www.manugistics.com.

Shareholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the By-Laws. Shareholders may nominate candidates for election to the Board of Directors if notice of such nomination is given to the Secretary of the Company 60 days in advance of an annual meeting, if the meeting is to be held on a day within 30 days prior to the anniversary of the preceding year’s annual meeting, or 90 days in advance of the annual meeting if the annual meeting is held on or after the anniversary of the preceding year’s annual meeting. With respect to annual meetings held 30 days or more prior to the anniversary of the preceding year’s annual meeting and with respect to special meetings, notice of the nomination must be received no later than the close of business on the tenth day after the public announcement of the date of such meeting. The shareholder’s notice must set forth as to each nominee (i) the nominee’s name, age, and business and residence address, (ii) the nominee’s principal occupation, (iii) the class and number of shares of the Company’s equity securities beneficially owned by the nominee, and (iv) such other information regarding such nominee that is required to be disclosed under the proxy rules of the Securities and Exchange Commission relating to elections of directors (including the nominee’s written consent to serve if elected). In addition, the notice must give the name and address of the shareholder giving the notice as they appear on the Company’s books and the class and number of shares of the Company’s equity securities beneficially owned by the shareholder.

Set forth below is certain information regarding each nominee for Class I director, and each Class II and Class III director, each of whose term of office will continue after the Meeting.

Nominees for Class I Directors

Lynn C. Fritz, 63, has served as a director of the Company since 1995. Mr. Fritz has been Director General of the Fritz Institute, a disaster relief management firm, since January 2001. From August 2000 to the present, Mr. Fritz has served as Chairman of the Board and Chief Executive Officer of LynnCo Supply Chain Solutions, Inc., a provider of solutions that optimize and analyze logistics networks. From 1988 through May 2001, Mr. Fritz served as Chairman of the Board and Chief Executive Officer of Fritz Companies, Inc., a global freight forwarding and custom house brokerage company.

Kevin C. Melia, 58, has served as Chairman of the Board of the Company since April 2005 and as a director of the Company since July 2003. Mr. Melia served as Chairman of the Board and Chief Executive Officer of Manufacturer’s Service Ltd., a large electronic equipment production outsourcing company, from June 1994 to January 2002 and as Chairman of Manufacturer’s Service Ltd. from January 2002 to January 2003. Mr. Melia serves as Chairman of the Board of Iona Technologies, plc, a provider of software products and services for communications providers; and as a director of Eircom Group, plc, a telecommunications company; Radisys Corp., a provider of integration software; and Lightbridge, Inc., a provider of software products and services for communications providers.

A plurality of votes cast is required to elect each of the above nominees for election as a Class I director.

The Board of Directors recommends that shareholders vote FOR the election of each of the nominated Class I Directors.

Class II Directors—To Continue in Office for Terms Expiring in 2006

Joseph H. Jacovini, 64, has served as a director of the Company since 1986. He is a partner in Dilworth Paxson LLP, based in Philadelphia, Pennsylvania, where he has practiced law since 1965. He has served as Chairman of that firm since January 1998, and as Co-Chairman from 1992 through December 1997. Mr. Jacovini has served as Chairman of the Board of Trustees of Drexel University since May, 2003 and as a Trustee of Drexel University since 1990.

Thomas A. Skelton, 57, has served as a director of the Company since 1992. Since November 1999, Mr. Skelton has been the principal of Skelton & Associates, LLC, through which he serves as an investor in and advisor to computer software and services companies. He served as President of Cambar Software, Inc. from August 1997 to November 1999.

Class III Directors—To Continue in Office for Terms Expiring in 2007

William H. Janeway, 62, has served as a director of the Company since October 2002. Mr. Janeway joined Warburg Pincus LLC, a private investment firm, in 1988 as a Managing Director and has served as Vice Chairman of the firm since January 2001. Mr. Janeway serves on the Board of Directors of BEA Systems, Inc., an application platform software provider; Scansoft, Inc., a provider of digital speech and imaging solutions; O’Reilly Media, Inc, an information source for computer technologies; and UGS, Inc., a global provider of Product Lifecycle Management (PLM) Software & Services.

William G. Nelson, 71, has served as a director of the Company since 1986. Since 1990, Mr. Nelson has served as Chairman of HarrisData Service of Wisconsin, Inc., a provider of business application software to mid-size organizations. Mr. Nelson was Chief Executive Officer of HarrisData Service from 1990 to June 2002. Since June 1999, Mr. Nelson has served as Chairman of the Board of Repository Technologies, Inc., a provider of customer relationship management systems for the software industry. From July 1996 until October 2000, Mr. Nelson served as the Chairman, and, from September 1996 until April 1999, he served as Chief Executive Officer and President, of Geac Computer Corporation Limited, a Canadian provider of enterprise software and systems. Mr. Nelson serves on the Board of Directors of Geac Computer Corporation Limited, Catalyst International, Inc., a provider of warehouse management software, and HealthGate Data Corp., a provider of healthcare information.

Joseph L. Cowan, 56, has served as Chief Executive Officer of the Company since July 2004, and as a director of the Company since August 2004. From November 2002 to December 2003, Mr. Cowan served as President and Chief Executive Officer of EXE Technologies, Inc., a provider of supply chain management and work management software and services. From April 2001 to November 2002, he served as President and Chief Executive Officer of Invensys Automation & Information Systems, a business unit of Invensys plc and provider of enterprise resource planning and supply chain management software. From July 2000 to April 2001, Mr. Cowan served as President and Chief Executive Officer, and from April 1998 to July 2000, as Senior Vice President, Sales and Marketing, of Wonderware, a business unit of Invensys plc and provider of industrial automation software.

Compensation of Directors

The Company pays all non-employee directors an annual retainer of $15,000, except for the Chairman of the Board, who receives an annual retainer of $80,000. Additionally, the Chairman of the Audit Committee receives an annual retainer of $10,000, and each of the Chairmen of the Company’s other committees receives an annual retainer of $5,000. Non-employee directors also receive $1,000 for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for their service on the Board. Directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors and its committees. Mr. Cline served as Lead Independent Director until April 2005, when Mr. Melia, an independent director, was appointed Chairman of the Board. Mr. Cline was paid an annual retainer of $10,000 for his service as Lead Independent Director.

In addition, under the Company’s Amended and Restated 1998 Stock Option Plan (the “1998 SOP”), each non-employee director, including the Chairman of the Board, receives annually, commencing with the first annual meeting of shareholders following the date of appointment or election to the Board, an option to purchase 10,000 shares of Common Stock. Any non-employee director who is appointed or elected to the Board after March 1, 2003 receives an option to purchase 35,000 shares on the date of appointment or election, prorated based on the number of fiscal quarters ending from the date of the appointment or election until the next annual meeting. All of these options vest quarterly over a five-year period. The 1998 SOP further provides that discretionary grants of options may also be made to non-employee directors. In April 2005, Mr. Melia received a discretionary grant of an option to purchase 100,000 shares of Common Stock in connection with his appointment as Chairman of the Board, which vests quarterly over five years. All stock option grants have been granted with a per share exercise price equal to the market price of a share of Common Stock on the date of grant, as determined under the 1998 SOP.

Governance of the Company

Board of Directors’ Meetings.   During fiscal 2005, the Board of Directors held fourteen meetings, including four regularly scheduled meetings and ten special meetings. Under the Company’s Corporate Governance Guidelines, the independent members of the Board of Directors are required to meet quarterly, before or after regularly scheduled Board meetings. Directors are expected to attend all regular Board meetings in person, absent family or health emergencies or exigent or unavoidable business conflicts. All members of the Board of Directors on the date of the 2004 Annual Meeting attended the 2004 Annual Meeting. No director attended fewer than 75% of the aggregate of (1) the total number of Board meetings held during the period he was a director and (2) the total number of meetings of the Board committee or committees on which he served during the period he served on such committee or committees.

Independence of Directors.   Under the Company’s Corporate Governance Guidelines and as required under the listing standards of the Nasdaq Stock Market, the full Board is required to annually assess the independence of the non-management directors of the Board by reviewing the financial and other relationships between the directors and Manugistics. This review is designed to determine whether these directors are independent, as defined under the listing standards of the Nasdaq Stock Market. In general, to be deemed independent, a director must have no material relationship with the Company, directly or indirectly. A relationship is considered material if in the judgment of the Board it would interfere with the director’s independent judgment. The Board has determined that six of the Company’s seven non-management directors are independent under this standard. The Board made these independence determinations with consideration of the business and other relationships between the Company and members of the Board of Directors, and among directors, disclosed in this Proxy Statement. The Board has determined that Mr. Jacovini does not qualify as an independent director, in view of the business relationship between the Company and Dilworth Paxson LLP, which provides legal services to the Company and of which Mr. Jacovini is a partner and Chairman. As a result, Mr. Jacovini does not serve on any of the Company’s standing committees. Otherwise, Mr. Jacovini continues to participate fully in the Board’s activities and to provide valuable expertise and advice. Commencing with the Company’s next fiscal year, Mr. Jacovini will be eligible, under the listing standards of the Nasdaq Stock Market, for consideration as an independent director.

Shareholder Communications.   Under the Company’s Corporate Governance Guidelines, shareholders who wish to communicate with the Board of Directors or any of its committees or directors should address their correspondence to the Board, committee or directors they wish to communicate with, by name or title, c/o the Secretary of Manugistics Group, Inc., 9715 Key West Avenue, Rockville, Maryland 20850. The Secretary of the Company monitors shareholder communications, forwards the shareholder communications to the Board, Board committee or director, as applicable, and facilitates an appropriate response. The Secretary of the Company also keeps the Chairman of the Board apprised of such shareholder communications and the responses to those communications.

Lead Independent Director.   Until the appointment of Kevin C. Melia, an independent director, as Chairman of the Board in April 2005, J. Michael Cline served as the Lead Independent Director of the Board of Directors.

Board of Directors’ Committees.   The Board of Directors has established standing Audit, Compensation and Corporate Governance committees. The membership of each of these standing committees is determined from time to time by the full Board, based on the recommendation of the Corporate Governance Committee. The Board of Directors has adopted written charters for the Audit Committee, the Compensation Committee and the Corporate Governance Committee, which can be found on the Company’s web site at www.manugistics.com. In light of the two vacancies on the Board following Mr. Cline’s departure, the Board may consider amending the Company’s Corporate Governance Charter and Corporate Governance Guidelines to permit a non-independent director to serve on a committee pursuant to the listing standards of the Nasdaq stock market. Under the Nasdaq listing standards, a company may appoint one non-independent director to each of its audit committee, compensation committee and nominations committee if the company’s Board of Directors, under exceptional and limited circumstances, determines that membership on such committee by a non-independent director is in the best interests of the company and its stockholders.

Audit Committee.   The Audit Committee, which presently consists of William G. Nelson, Chairman, Kevin C. Melia and Thomas A. Skelton, held eleven meetings during fiscal 2005. The Board of Directors has determined that all members of the Audit Committee are “independent” as that term is defined in the applicable Nasdaq listing standards and regulations of the Securities and Exchange Commission. In addition, the Board of Directors has determined that Mr. Nelson, Mr. Melia and Mr. Skelton have the financial experience required by the applicable Nasdaq listing standards and each of Mr. Nelson and Mr. Melia is an “audit committee financial expert” as defined by applicable regulations of the Securities and Exchange Commission.

The Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting, internal controls and financial reporting processes of the Company and audits of the financial statements of the Company. As part of its responsibilities, the Committee appoints, determines funding for, oversees (including resolution of disagreements between management and the auditor regarding financial reporting), evaluates and has the authority to replace the Company’s independent auditor. In addition, the committee, in consultation with the independent auditor and senior management, reviews the adequacy and quality of the Company’s financial reporting processes and system of internal controls. The Committee meets with the Company’s independent auditor, with and without management present, to discuss the results of their audits and reviews, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee reviews with senior management and, where appropriate, the independent auditor, the financial information contained in the Company’s quarterly earnings releases and quarterly and annual reports (i.e., Forms 10-Q and 10-K), and determines whether to recommend the inclusion of the Company’s audited financial statements in its annual report for filing with the Securities and Exchange Commission.

The information contained in this Proxy Statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any prior or subsequent filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference in such filing.

Compensation Committee.   The Compensation Committee, which presently consists of J. Michael Cline, Chairman, William G. Nelson and William H. Janeway, held three meetings during fiscal 2005. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its responsibilities for matters related to: determination and approval of the compensation and equity incentives and awards for the Company’s chief executive officer and other executive officers; review and making of recommendations to the Board of Directors regarding the Company’s compensation and equity incentive and award plans, policies and programs; and administration of the Company’s equity incentive and award plans.

Corporate Governance Committee.   The Corporate Governance Committee, which presently consists of Lynn C. Fritz, Chairman, J. Michael Cline and William H. Janeway, held one meeting during fiscal 2005. The Board of Directors has determined that all members of the Corporate Governance Committee are “independent” as that term is defined in the applicable Nasdaq listing standards. The Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors in fulfilling its responsibilities for matters related to the governance of the Company and also serves as the nominating committee of the Board of Directors. As part of its responsibilities, the Committee monitors and reviews emerging corporate governance issues and principles and relevant regulatory developments; recommends rules and processes relating to corporate governance matters to the Board of Directors; recommends to the Board of Directors nominees for election to the Board of Directors, at annual or special meetings of the shareholders of the Company; and recommends, for the approval of the full Board of Directors, candidates to fill vacancies on the Board of Directors.

Other Corporate Governance Initiatives.   The Company’s Audit Committee established policies and procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Board also approved a code of business conduct and ethics for all employees of our Finance department, as well as the chief executive officer, chief financial officer and principal accounting officer, known as the Code of Ethics, and a code of business conduct and ethics for all directors, officers and employees, known as the Code of Conduct. The policies and procedures referenced can be found on the Company’s web site at www.manugistics.com.

OWNERSHIP OF MANUGISTICS GROUP, INC. STOCK

The following table sets forth certain information, as of May 31, 2005, with respect to the beneficial ownership of shares of Common Stock by (i) each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table appearing below under “Executive Compensation”; and (iv) all executive officers and directors as a group. Except as indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock which they respectively own beneficially. Beneficial ownership is based on 83,825,749 outstanding shares of Common Stock as of May 31, 2005. Under applicable rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of shares of Common Stock if, among other things, he or she directly or indirectly has or shares voting power or investment power with respect to such shares. A person is also considered to beneficially own shares of Common Stock which he or she does not actually own but has the right to acquire presently or within the next sixty (60) days, by exercise of stock options or otherwise. Mr. Owens resigned from his position as Chief Executive Officer July 22, 2004 and as a director and Chairman of the Board on April 7, 2005. Mr. Holmes resigned from the Company effective March 1, 2005. Mr. Walravens ceased to be an executive officer of the Company on March 3, 2005.

The address of each person who is an officer or director of the Company is 9715 Key West Avenue, Rockville, MD 20850.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Joseph L. Cowan(1)	1,046,849	1.24
Raghavan Rajaji(2)	475,002	*
Ronald P. Kubera(3)	225,853	*
J. Michael Cline(4)	165,200	*
Lynn C. Fritz(5)	193,700	*
Joseph H. Jacovini(6)	239,200	*
William H. Janeway(7)	7,639,000	9.11
Kevin C. Melia(8)	46,000	*
William G. Nelson(9)	351,200	*
Thomas A. Skelton(10)	1,100,183	1.31
Gregory J. Owens(11)	5,964,800	6.65
Jeffrey L. Holmes(12)	290,721	*
Jean-Claude Walravens(13)	133,587	*
William M. Gibson(14)	8,597,900	10.25
Warburg Pincus Private Equity VIII, L.P.(15)	7,619,800	9.09
TCW Group(16)	4,451,704	5.31
Directors and executive officers as a group (19 persons)(17)	18,420,211	19.91

*                          Less than 1% of the outstanding Common Stock.

(1)                Includes 600,000 shares issuable upon exercise of options and 333,333 shares of restricted stock issued under the Company’s stock option plan.

(2)                Includes 395,075 shares issuable upon exercise of options and 60,000 shares of restricted stock issued under the Company’s stock option plan.

(3)                Includes 160,158 shares issuable upon exercise of options and 25,000 shares of restricted stock issued under the Company’s stock option plan.

(4)                Includes 162,200 shares issuable upon exercise of options.

(5)                Includes 185,200 shares issuable upon exercise of options.

(6)                Includes 170,528 shares issuable upon exercise of options, 2,672 shares held by his wife and 36,000 shares held in an individual retirement plan.

(7)                Includes 19,200 shares issuable upon exercise of options held by Mr. Janeway and a total of 7,619,800 shares held by Warburg Pincus Private Equity VIII, L.P, including three related limited partnerships (“WP VIII”). Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017. Mr. Janeway disclaims beneficial ownership of the shares held by WP VIII.

(8)                Includes 21,000 shares issuable upon exercise of options.

(9)                Includes 135,200 shares issuable upon exercise of options and 216,000 shares held jointly with his wife.

(10)         Includes 185,200 shares issuable upon exercise of options, 495,405 shares held jointly with his wife, 42,600 shares held by his wife, and 96,299 shares held in a family limited partnership.

(11)         Includes 5,913,500 shares issuable upon exercise of options, 50,000 shares of restricted stock issued under the Company’s stock option plan and 1,300 shares held in an individual retirement plan.

(12)         Includes 215,721 shares issuable upon exercise of options and 75,000 shares of restricted stock issued under the Company’s stock option plan.

(13)         Includes 98,587 shares issuable upon exercise of options and 35,000 shares of restricted stock issued under the Company’s stock option plan.

(14)         Includes 18,000 shares issuable upon exercise of options, 676,000 shares held by his wife, 510,000 shares held in a non-profit corporation, with respect to which Mr. Gibson shares voting and dispositive control, and 7,393,900 shares held in a family limited partnership. Mr. Gibson serves as the sole general partner of the limited partnership and, in such capacity, has sole voting and dispositive control of the shares held in the partnership. Mr. Gibson’s address is 780 Godfrey Road, Villanova, PA 19085.

(15)         The shareholder is WP VIII. Warburg Pincus & Co. is the sole general partner of WP VIII. WP VIII is managed by Warburg Pincus LLC. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(16)         Based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, by TCW Group, Inc., a parent holding company, on behalf of Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company (the “TCW Business Unit”). Includes 4,451,704 shares owned by TCW Group, Inc., on behalf of the TCW Business Unit, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-1(b) under the Exchange Act, due to its shared discretionary power to make investment decisions over such shares for its clients and its ability to vote 3,995,407 of such shares. The address of TCW Group, Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

(17)         Includes 8,709,135 shares issuable upon exercise of options and 673,333 shares of restricted stock issued under the Company’s stock option plan.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth summary information regarding compensation paid or accrued by the Company for services during fiscal years 2005, 2004 and 2003 to each person serving as Company’s Chief Executive Officer and each of the four most highly compensated executive officers other than the persons serving as Chief Executive Officer whose individual total salary and bonus on an annual basis exceeded $100,000 for fiscal 2005 (the “Named Executives”). Mr. Cowan joined the Company during fiscal 2005; accordingly, the annual compensation reported for him in fiscal 2005 is for a partial year. Mr. Walravens is no longer an executive officer. Mr. Holmes resigned from the Company effective March 1, 2005. Mr. Kubera was not an executive officer at any time during fiscal 2003 or fiscal 2004. Mr. Owens resigned as Chief Executive Officer effective July 21, 2004, and as an employee effective October 22, 2004.

Summary Compensation Table

						Long-Term Compensation Awards
		Annual Compensation				Restricted	Securities
				Other Annual		Stock	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		Award(s)(25)	Options (#)		Compensation
Joseph L. Cowan	2005	$244,102	—	$17,867	(1)	$867,754 (2)	2,000,000		$27,994	(3)
Chief Executive Officer
Raghavan Rajaji	2005	$311,667	—	—		$89,180	205,000		$7,875	(4)
Executive Vice President and	2004	$264,458	$25,000	—		$159,450	345,429	(5)	$11,439	(6)
Chief Financial Officer	2003	$262,717	—	—		—	60,000		$6,093	(7)
Jeffrey L. Holmes	2005	$272,917	—	—		$127,400	200,000		$10,084	(8)
Executive Vice President,	2004	$211,375	$50,000	—		$159,450	68,000	(9)	$13,357	(10)
President Worldwide Sales	2003	$195,843	—	—		—	60,000		$4,676	(11)
Operations
Jean-Claude Walravens	2005	$254,072	—	—		$50,960	55,000		$87,937	(12)
Senior Vice President, President	2004	$223,943	$60,356	—		$95,670	165,087	(13)	$67,321	(14)
of European Operations	2003	$175,158	$98,328	—		—	50,000	(15)	$12,476	(16)
Ronald P. Kubera	2005	$201,667	$34,355	$24,846	(17)	$63,700	175,000		$120,104	(18)
Senior Vice President, Consumer
Products
Gregory J. Owens	2005	$279,330	—	$55,388	(19)	—	—		$180,012	(20)
Former Chief Executive Officer	2004	$360,625	—	$111,768	(21)	$318,900	100,000		$18,584	(22)
	2003	$358,250	—	$114,246	(23)	—	150,000		$3,219	(24)

*                     All amounts shown for usage of a charter plane are calculated using the incremental cost basis to the Company. All employee taxes, including income taxes, payable by employees of the Company for usage of a charter plane have been borne by the employee. During fiscal 2005, the Company disposed of all of its fractional interests in the corporate jets.

(1)             Represents a car allowance of $9,885 and $7,982 in transportation and living expenses.

(2)             In connection with his employment with the Company, Mr. Cowan was awarded a total of 333,000 restricted shares, all of which will vest on January 1, 2006, provided Mr. Cowan remains employed by the Company through such date.

(3)             Represents $21,436 in housing expenses, $1,033 for additional life insurance premiums and $5,525 for legal services.

(4)             Represents $3,304 for additional life insurance premiums, $1,733 for professional tax services and a $2,838 employer contribution to the Company’s 401(k) Plan.

(5)             Includes 245,429 options granted in connection with the Company’s option exchange program commenced February 10, 2003 (“2003 OEP”).

(6)             Represents $6,609 for additional life insurance premiums, $1,567 for professional tax services and a $3,263 employer contribution to the Company’s 401(k) Plan.

(7)             Represents $3,305 for additional life insurance premiums and a $2,788 employer contribution to the Company’s 401(k) Plan.

(8)             Represents $1,362 for additional life insurance premiums, $5,835 for tax and estate planning services and a $2,887 employer contribution to the Company’s 401(k) Plan.

(9)             Includes 18,000 options granted in connection with the Company’s 2003 OEP.

(10)       Represents $1,485 for additional life insurance premiums, $8,522 for tax and estate planning services and a $3,350 employer contribution to the Company’s 401(k) Plan.

(11)       Represents $1,355 for relocation expenses, $619 for additional life insurance premiums and a $2,702 employer contribution to the Company’s 401(k) Plan.

(12)       Represents $8,335 for additional disability insurance premiums, $4,346 for additional medical/accident insurance premiums and a $75,256 employer contribution to a Company pension plan.

(13)       Includes 55,087 options granted in connection with the Company’s 2003 OEP.

(14)       Represents $8,025 for additional disability insurance premiums, $4,161 for additional medical/accident insurance premiums and a $55,135 employer contribution to a Company pension plan.

(15)       Includes 30,000 options cancelled in connection with the Company’s 2003 OEP.

(16)       Represents a $12,476 employer contribution to a Company pension plan.

(17)       Includes $24,646 for tax equalization payments.

(18)       Represents $94,272 for housing and relocation expenses, $22,195 for cost of living expenses, $650 for additional life insurance premiums and a $2,987 employer contribution to the Company’s 401(k) Plan.

(19)       Includes $48,888 for use of a charter plane fractionally then owned by the Company.

(20)       Represents $667 for additional life insurance premiums, $7,265 for additional long-term disability insurance premiums, $6,849 for professional tax and estate planning services, a $2,250 employer contribution to the Company’s 401(k) Plan, and $162,981 in severance payments.

(21)       Includes $99,768 for use of a charter plane fractionally then owned by the Company.

(22)       Represents $667 for additional life insurance premiums, $7,265 for additional long-term disability insurance premiums, $7,712 for professional tax and estate planning services and a $2,940 employer contribution to the Company’s 401(k) Plan.

(23)       Includes $87,581 for use of a charter plane fractionally then owned by the Company.

(24)       Represents $611 for additional life insurance premiums and a $2,608 employer contribution to the Company’s 401(k) Plan.

(25)       The number and value of the aggregate restricted stock holdings of Messrs. Cowan, Rajaji, Holmes, Walravens, Kubera and Owens at the end of fiscal 2005 were 333,000 shares valued at $665,334, 60,000 shares valued at $119,880, 75,000 shares valued at $149,850, 35,000 shares valued at $69,930, 25,000 shares valued at $49,950, and 50,000 shares valued at $99,900, respectively.

Stock Options

The following table sets forth certain information concerning the grant of options to the persons serving as Chief Executive Officer and other Named Executives in fiscal 2005. The Company has not granted any stock appreciation rights (“SARs”).

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options		Percent of Total Options Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Granted (#)		Fiscal Year	($/share)*	Date	5%	10%
Joseph L. Cowan	1,000,000	(1)	17.88%	$2.8700	1/3/15	1,804,928	4,574,041
	1,000,000	(2)	17.88%	$2.5400	7/22/14	1,597,392	4,048,106
Raghavan Rajaji	105,000	(3)	1.88%	$2.5850	11/3/14	170,698	432,582
	100,000	(4)	1.79%	$2.5850	11/3/14	162,569	411,982
Jeffrey L. Holmes	100,000	(4)	1.79%	$2.5850	11/3/14	162,569	411,982
	100,000	(3)	1.79%	$2.5850	11/3/14	162,569	411,982
Jean-Claude Walravens	40,000	(3)	0.72%	$2.5850	11/3/14	65,028	164,793
	15,000	(4)	0.27%	$2.5850	11/3/14	24,385	61,797
Ronald P. Kubera	100,000	(4)	1.79%	$2.5850	11/3/14	162,569	411,982
	75,000	(3)	1.34%	$2.5850	11/3/14	121,927	308,987

*                    All options have an exercise price equal to the fair market value of the Common Stock on the date of grant.

(1)          Vests in 60 equal monthly installments over a five-year period beginning on January 3, 2005.

(2)          Vests in 60 equal monthly installments over a five-year period beginning on July 22, 2004.

(3)          Vests on the earlier of: (a) the Company achieving adjusted earnings per share over any four consecutive fiscal quarters of $.08, at which time 50% of the outstanding option shall vest, or adjusted earnings per share over any four consecutive fiscal quarters of $0.12, at which time 100% of the outstanding options shall vest or (b) the seventh anniversary of the date of grant. Adjusted earnings per share shall be calculated for this purpose in the same manner as for the Company’s public disclosures.

(4)          Vests in 60 equal monthly installments over a five-year period beginning on November 3, 2004.

The following table summarizes the value realized upon exercise of outstanding stock options during fiscal 2005 and the value of the outstanding options held by the Chief Executive Officer and the other Named Executive Officers.

Aggregated Option Exercises in Fiscal 2005 and
Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph L. Cowan	—	—	466,667	1,533,333	$0.00	$0.00
Raghavan Rajaji	—	—	365,596	314,833	$0.00	$0.00
Jeffrey L. Holmes	—	—	189,366	274,834	$0.00	$0.00
Jean-Claude Walravens	—	—	81,670	166,417	$0.00	$0.00
Ronald P. Kubera	—	—	141,075	209,925	$0.00	$0.00
Gregory J. Owens	40,000	$83,748	5,788,500	312,500	$0.00	$0.00

(1)          Computed by multiplying the number of shares of Common Stock acquired upon exercise of options by the difference between (i) the per-share fair market value of the Common Stock on the date of exercise and (ii) the exercise price per share.

(2)          Computed by multiplying the number of options by the difference between (i) the per-share market value of the Common Stock on February 28, 2005 of $2.00 and (ii) the exercise price per share.

Equity Compensation Plan Information

The following table provides certain information regarding the Company’s equity compensation plans as of February 28, 2005. Share amounts are in thousands.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	13,891	$5.29	1,799
Equity compensation plans not approved by security holders	5,513	$7.21	—
Total	19,404	$5.84	1,799

Equity Compensation Plans Not Approved by Securityholders

The Company has granted stock option awards under the following equity compensation plans that are not approved by the shareholders: the Company’s Amended and Restated 2000 Non-Qualified Stock Option Plan (“2000 SOP”) and four stock option plans with two individuals.

2000 SOP

The 2000 SOP, as amended, provides for the grant of non-qualified stock options to the Company’s employees (and employees of subsidiaries), including directors who are employees. Non-employee directors and consultants may receive non-qualified stock options. As of May 31, 2005, a maximum of 244,649 shares are authorized for issuance under the 2000 SOP, all of which were issuable. As of May 31,

2005, there were approximately 222 employees and no directors participating in the 2000 SOP. All shares issuable under the 2000 SOP have been registered.

On July 27, 2001, the Company terminated the 2000 SOP as to all unissued options on that date. No further options will be granted under the 2000 SOP, except that options were granted in exchange for options cancelled under the Company’s 2003 OEP that were originally granted under the 2000 SOP or the Company’s 1996 Fifth Amended and Restated Stock Option Plan were granted under the 2000 SOP. Although terminated as to most new option grants (other than the replacements just mentioned), it continues to govern outstanding grants.

Administration.   The Company’s Compensation Committee administers the 2000 SOP. This committee of the Board of Directors consists of not fewer than two members of the Board, each of whom is a “Non-Employee Director” (as defined in Rule 16b-3 under the Exchange Act). Subject to the terms and conditions and within the limitations of the 2000 SOP, the Compensation Committee may modify outstanding options granted under the 2000 SOP, except that no modification of an option may, without the consent of the optionee, impair any rights under any option theretofore granted under the 2000 SOP, and no modification may, without the consent of shareholders, decrease the exercise price of outstanding options. The Compensation Committee also has the full power to construe and interpret the 2000 SOP and make any determination of fact incident to the 2000 SOP; issue, amend, and rescind rules and regulations relating to the implementation, operation, and administration of the 2000 SOP; and make all other determinations and take all other actions as the Committee may deem necessary or advisable for the administration and operation of the 2000 SOP.

Price.   The exercise price of all stock options granted under the 2000 SOP must be at least equal to the fair market value of the Common Stock on the date of grant.

Terms and Exercisability.   An option will be exercisable at such time or times and subject to such terms and conditions as the Compensation Committee determines at the date of grant. Options may be exercised by an optionee only during the period in which the optionee is employed by the Company or its subsidiaries, except that the Compensation Committee may permit the exercise of any option for any period following the optionee’s termination of employment not in excess of the original term of the option on such terms and conditions as it deems appropriate. If any option is subject to any vesting requirements, the Compensation Committee may provide for the acceleration of the time in which such option may be exercised.

Option Exercise Payment.   The 2000 SOP permits Common Stock purchased upon the exercise of options to be paid (i) in cash or by check, (ii) through a broker-facilitated cashless exercise procedure to the extent permitted by applicable law, or (iii) if approved by the Compensation Committee, by delivery of shares owned by the optionee, provided such shares have been held for at least six months, in each case subject to the Sarbanes-Oxley Act of 2002 or other applicable law.

Merger or Consolidation.   If the Company is the surviving corporation after a merger or consolidation, outstanding awards will pertain to the resulting corporation, subject to adjustments as appropriate to provide that it relates to the consideration a shareholder received. If the Company dissolves, liquidates, or merges or consolidates but does not survive, each option will terminate (unless assumed or replaced by a successor or related company) provided that an optionee must have an opportunity before the transaction or other event to exercise all his then outstanding options. Notwithstanding the foregoing, if an employee is terminated involuntarily without cause within one year after a consolidation or merger in which the Company is not the surviving corporation, all outstanding options (i.e., successor options) will be exercisable for a period of 90 days after such termination, but in no event longer than the original expiration date set forth in the option.

Adjustment Upon Changes In Capital Structure.   If the Company undergoes a change in its capital structure, capitalization or common stock, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization or any other change affecting the Common Stock, the Board will make such proportionate adjustment, if any, as it may consider appropriate to reflect such change with respect to the maximum number of shares of Common Stock that may be issued under the 2000 SOP, the number of shares of Common Stock subject to any outstanding option, the per share exercise price in respect to any outstanding option, and any other term or condition of any grant affected by any such change.

Amendment.   The Board of Directors may amend the 2000 SOP at any time.

Termination.   On July 27, 2001, the Company terminated the 2000 SOP as to all unissued options on that date. No further options will be granted under the 2000 SOP, except that options under the 2000 SOP were granted in exchange for options cancelled under the Company’s 2003 OEP that were originally granted uner the 2000 SOP or the Company’s 1996 Fifth Amended and Restated Stock Option Plan. Although terminated as to most new option grants (other than the replacements just mentioned), it continues to govern outstanding grants.

Individual Stock Option Plans

Individual Stock Option Plans.   The Company also has four stock option plans with two individuals that were entered into in connection with those individuals’ employment with the Company. Three of the four plans grant options to the Company’s former Chairman and Chief Executive Officer (the “Former CEO Plans”), Gregory J. Owens, and one plan grants options to the Company’s former President (the “Former President’s Plan”), Jeremy P. Coote. These plans have not been approved by the shareholders of the Company. The four stock plans contain substantially the same terms and conditions as those of the 2000 SOP. All of the shares issuable under these plans have been registered.

The options issued under the Former CEO Plans vested and became exercisable in equal monthly installments over terms of 48 or 60 months, and are fully vested. The options issued under the Former President’s Plan vest and become exercisable upon the earlier to occur of satisfaction of specified performance criteria or seven years. Each of these stock option plans contain change in control rights, which provide that 50% of the option vests immediately upon the occurrence a change in control of the Company, and 100% of the option vests immediately if the employee’s responsibilities are diminished or the employee is constructively terminated following a change in control. A change in control is deemed to have occurred if 51% of the Company’s voting stock is acquired by any person or affiliated group of persons in a single or series of related transactions. The period of exercise following such a termination is three months from the date of termination of employment in the event that the employee is terminated without cause by the Company. The exercisability of the Former CEO Plans was amended in connection with Mr. Owens resignation as Chief Executive Officer of the Company, effective July 21, 2004. As amended, all options are exercisable through January 22, 2006, after which date all unexercised options shall be forfeited. Under the terms of the former President’s Plan, vesting and exercisability continue for up to twelve months in the event that employment is terminated by the Company without cause or by the President for Good Reason (as defined in the President’s Plan). The period of exercise following such a termination is one month from the date of termination unless extended as provided in the option agreement. Mr. Coote’s employment with the Company terminated August 31, 2004 without cause. The option granted under the Former President’s Plan shall expire in full on September 30, 2005 before vesting.

Each of these four stock option plans provides for a term of ten years, unless sooner terminated.

As of May 31, 2005, a total of 5,251,000 shares of Common Stock are isssuable under these four stock plans.

Employment Agreements

The Company entered into a two-year employment agreement with Mr. Cowan in fiscal 2005 in connection with the commencement of his employment with the Company under which he receives a minimum annual base salary. Under his agreement, Mr. Cowan is eligible for bonuses of up to 100% of his annual base salary. The Company entered into employment agreements with Messrs. Rajaji and Walravens in fiscal 2000, and with Mr. Kubera in 1993, in connection with the commencement of their employment with the Company under which each receives a minimum annual base salary. Assuming the fiscal 2005 bonus arrangements continue without modification in fiscal 2006, Messrs. Rajaji and Kubera would be eligible for bonuses of up to 95% and 100%, respectively, of their respective annual base salaries. Under the terms of these agreements, the Company also provides to each of Messrs. Cowan and Rajaji certain benefits, including medical, life and disability insurance, participation in any Company’s employee stock purchase plan, and fringe benefits. These same benefits are also provided to Messrs. Kubera and Walravens. In addition, Mr. Cowan receives a monthly car allowance of $1,350, and is entitled to a health club membership subject to an annual cap of $3,000 and reimbursement up to $25,000 for financial or tax advice in the event of a change in control of the Company.

Under the respective employment agreements, if the Company terminates the executive’s employment other than for cause, the Company will make severance payments to the executive in the amount of his base salary and benefits during the six-month period, in the case of Messrs. Rajaji, Kubera and Walravens, and during a twelve-month period, in the case of Mr. Cowan, commencing on the termination date. The severance payments to the executive will cease if he obtains alternative employment during the severance period. In addition, under the terms of Mr. Rajaji’s employment agreement, if his employment is terminated by the Company other than for cause, the vesting of options granted to him in his employment agreement will continue for a period of up to six months beginning on the date of an involuntary termination of employment. Under the terms of their employment agreements, all options granted to Mr. Cowan and Mr. Kubera shall continue to vest during the period severance payments are made. Mr. Kubera’s employment agreement provides that on his termination of employment by the Company other than for cause, all options granted to him shall continue to vest during the term he receives severance payments. Some or all of the executive’s options may immediately vest in the event of a change of control of the Company, under the terms of the employment agreement or subsequent option grants.

Under a separation agreement between Mr. Owens and the Company, Mr. Owens received a lump sum of $10,000 and is entitled to receive over a twelve-month period (the “severance period”) commencing October 23, 2004 at regular payroll intervals, severance payments equal to one year’s base salary. During the severance period, the Company agreed to continue to pay certain life, accidental death and dismemberment and long-term disability insurance premiums, the cost of continuation of Mr. Owens’ family health insurance coverage under COBRA, and for the preparation and filing of Mr. Owens 2004 tax returns. All such payments and benefits shall cease if Mr. Owens takes full-time employment or part-time employment during the severance period that conflicts with the business of the Company. Under the agreement, Mr. Owens’ restricted stock and stock options granted under the Company’s 1998 Stock Option Plan continue to vest and become exercisable through November 22, 2005, and Mr. Owens’ stock options granted under three individual plans continue to vest and become exercisable through January 22, 2006, after which applicable date any unvested restricted stock and unvested or unexercised stock options shall lapse or be forfeited. The agreement also contains certain customary provisions regarding indemnification, non-disparagement, non-solicitation and non-competition rights and obligations, as well as a full release of claims by Mr. Owens.

Under a separation agreement between the Company and Mr. Holmes effective February 28, 2005, Mr. Holmes is entitled to receive, over a twenty-six week period commencing March 1, 2005 (the “severance period”), severance payments equal to twenty-six week’s base salary. During the severance period, the Company also has agreed to continue certain life insurance benefits on Mr. Holmes life in the amount of $700,000, to reimburse Mr. Holmes for the cost of preparing his tax returns for 2004, to reimburse Mr. Holmes up to $1,800 for a comprehensive physical exam to be performed at any time during the severance period, to reimburse Mr. Holmes for up to $1,000 for the cost of life insurance premiums on new policies he obtains on his life to provide coverage during the severance period, and to pay for Mr. Holmes’ continuation of health insurance coverage under COBRA. All such payments and benefits shall cease if Mr. Holmes takes employment during the severance period. Under the terms of the agreement, the Company has also agreed to reimburse Mr. Holmes for rent of $1,490 per month from March 1, 2005 through June 22, 2005. In addition, under the agreement, Mr. Holmes’ restricted stock and stock options granted under the Company’s plans continue to vest and become exercisable during the severance period. Following the severance period, stock options vested on the last day of the severance period will continue to be exercisable for a period of thirty (30) days, subject to any contrary terms of the plans under which they were granted. The agreement also contains certain customary provisions regarding indemnification, non-disparagement, non-solicitation and non-competition rights and obligations, as well as a full release of claims by Mr. Holmes. The agreement also provides that under certain conditions, Mr. Holmes is entitled to receive 1% of the Net License Revenue (as defined in the agreement) and 1% of the maintenance revenue received from certain transactions. The agreement also appoints Mr. Holmes as a non-exclusive agent of the Company for a period of two years in certain territories with respect to the Company’s government, aerospace and defense business, which may entitle Mr. Holmes to receive thirty percent (30%) of the Net License Revenue received from the transaction under certain conditions.

The information set forth in the following Report of the Audit Committee of the Board of Directors, the Report of the Compensation Committee of the Board of Directors and in the Performance Graph shall not be deemed incorporated by reference into any existing or future filings under the Securities Act or the Exchange Act, which incorporate by reference this Proxy Statement, except to the extent that the Company specifically incorporates such information by reference.

Report of the Audit Committee of the Board of Directors

The Audit Committee of the Board of Directors of the Company assists the Board of Directors in fulfilling its oversight responsibilities over the Company’s auditing, accounting and financial reporting processes. The Audit Committee is comprised of three independent directors, each of whom meets the criteria for “independence” under applicable Nasdaq listing standards and the regulations of the Securities and Exchange Commission, and operates under a written charter adopted by the Board of Directors, and reviewed by the Audit Committee on an annual basis. The current Audit Committee Charter (which was last amended by the Board of Directors on June 13, 2005), is attached as Appendix A to this Proxy Statement.

Management has the primary responsibility for the financial statements and the accounting and financial reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2005, including a discussion of the applicability and quality of accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements.

The Company’s independent auditor is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed with the Company’s independent auditor the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2005. The Audit Committee is not providing any professional certification as to the independent auditor’s work product.

In addition, the Audit Committee has discussed with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees,” relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditor its independence.

Based on the Audit Committee’s review of the Company’s audited consolidated financial statements for the fiscal year ended February 28, 2005, and the review and discussions described in the foregoing paragraphs of this report, the Audit Committee recommended to the Board of Directors that such audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2005, for filing with the Securities and Exchange Commission.

Audit Committee

William G. Nelson, Chairman
Kevin C. Melia
Thomas A. Skelton

Report of the Compensation Committee of the Board of Directors on Executive Compensation

During fiscal 2005, Joseph L. Cowan served as Chief Executive Officer of the Company commencing from July 22, 2004. The Compensation Committee of the Board of Directors was directly responsible for the approval and administration of the compensation program for Mr. Cowan. For fiscal 2005, the Board of Directors approved the salary and cash incentive components of the compensation program of Mr. Cowan, and the Compensation Committee approved and the Board of Directors ratified the stock option and restricted stock grants made to Mr. Cowan. The award targets and goals underlying the cash incentive component of Mr. Cowan’s Compensation Program were approved by the Compensation Committee and ratified by the Board of Directors.

During fiscal 2005, Gregory J. Owens served as Chief Executive Officer of the Company through July 21, 2004. In fiscal 2005, the Compensation Committee of the Board of Directors was directly responsible for the approval and administration of the compensation program for Mr. Owens. The salary and cash incentive components of the fiscal 2005 compensation program of Mr. Owens were approved by the Compensation Committee and reviewed by the Board of Directors.

During fiscal 2005, the Chief Executive Officer implemented the Company’s compensation program for the other executive officers of the Company, including those named in the Summary Compensation Table. Based in part on the recommendations made by Mr. Owens, the salary and cash incentive components of the fiscal 2005 compensation program for other executive officers were approved by the Compensation Committee and were reviewed by the Board of Directors.

The Compensation Committee was responsible for the administration of the Company’s equity compensation plans. The Compensation Committee also approved the grant of options and restricted stock to executive officers other than the Chief Executive Officer under the Company’s various stock option plans, although it delegated limited authority to the Chief Executive Officer with respect to the grant of stock options to employees who are not executive officers. The Compensation Committee’s approval was based, in part, on grant recommendations made by Mr. Cowan.

The Compensation Committee consisted of three non-employee directors of the Company: J. Michael Cline, Chairman of the Committee, William H. Janeway and William G. Nelson.

Objectives and Policies

The objectives of the Company’s executive compensation programs are to:

•       Attract and retain highly qualified executives to lead and manage the Company by providing competitive total compensation packages;

•       Reward executives based on the business performance of the Company and upon individual performance;

•       Provide executives with incentives designed to maximize the long-term performance of the Company and to align further their interests with those of the shareholders of the Company; and

•       Assure that consistent objectives for corporate and individual performance are established and measured.

Compensation of Executive Officers other than the Chief Executive Officer

In fiscal 2005, the Company’s compensation program for executive officers other than Mr. Owens and Mr. Cowan consisted of cash compensation and the award of stock options and restricted stock. Cash compensation consisted of base salary and cash bonuses awarded based upon the attainment of certain corporate, managerial and personal award targets and goals.

Base Salary.   Base salaries for executive officers of the Company (including the Chief Executive Officer) have historically been determined by evaluating the responsibilities associated with their respective positions, the experience of the officers, individual performance and by reference to salary surveys and other publicly available compensation data for executive officers with comparable ability and experience at similarly-sized companies in the technology industry. Individual salary increases are reviewed annually and, in fiscal year 2005, the review was based primarily on competitive market forces affecting compensation for executive officers and the period of time since the executive officer’s last increase in base salary. At the close of fiscal 2005, there were seven executive officers, including the Chief Executive Officer.

In fiscal 2005, annual base salaries for the executive officers, other than the Chief Executive Officer, were approved by the Compensation Committee based, in part, on the recommendation of the Chief Executive Officer. Base salaries were increased for seven executive officers in fiscal 2005, including Mr. Owens. Of the seven executive officers receiving increases, four received increases based on a promotion to a higher office or a substantial increase in responsibilities. The three other executive officers receiving increases had not received a salary increase since their date of hire, consisting of periods ranging from three to five years, with five years being the period in the case of Mr. Owens.

Cash Bonuses.   During fiscal 2005, each of the executive officers, other than the Chief Executive Officer, was eligible to receive an annual incentive cash bonus in an amount ranging up to 150% of the executive officer’s base salary, payable quarterly, based on corporate performance, managerial and personal award targets or goals. The corporate performance award targets consisted of specific revenue and operational goals to be reached by the Company during the course of the fiscal year. Managerial awards were based on a subjective evaluation by the Chief Executive Officer of the overall performance of the executive officer for the quarter, and were subject to the achievement of a specific operational goal of the Company. Personal award targets consisted of specific operational goals and revenue targets to be achieved by the executive officer or the Company during the course of the fiscal year. The award targets and goals were recommended by Mr. Owens and approved by the Compensation Committee. In formulating the award targets and goals, the Chief Executive Officer considered, among other factors, corporate and individual performance, growth in the economy as projected by various economists and industry growth expectations as published by AMR Research and others.

The Company did not achieve its corporate performance award targets or the operational goal upon which the managerial award was based for fiscal 2005 and only one executive officer received any cash compensation for achieving corporate performance or managerial targets and goals for fiscal 2005. Only two executive officers received cash compensation for achieving their personal award targets and goals. Another executive officer received fifty percent of his incentive cash compensation which had been guaranteed during the first year of his employment.

Stock Option/ Restricted Stock Awards.   Each executive officer other than the Chief Executive Officer is also eligible to receive performance awards in the form of stock option grants and restricted stock awards which are recommended by the Chief Executive Officer to the Compensation Committee for approval. In fiscal 2005, Mr. Cowan based his recommendations primarily on his evaluation of the performance of such executive officer, competitive market forces affecting executive compensation, the size of previous option grants to such executive officer, together with the number of options held by such executive officer at the beginning of fiscal 2005. These stock option grants and restricted stock awards were also intended to serve as a strong long-term retention incentive. The Compensation Committee approved and the Board of Directors ratified the stock option grants and restricted stock awards as recommended by Mr. Cowan. In making its decision, the Compensation Committee considered a report commissioned by the Company from an independent compensation specialist presenting prevailing market practices for retention programs, certain constraints imposed by the terms of the Company’s equity plans, the number of outstanding equity awards, the likely potential for mandatory option expensing in the near future and coordination of an equity retention program with the Company’s annual equity grant program.

Compensation of the Chief Executive Officer

Joseph L. Cowan

Mr. Cowan has served as the Company’s Chief Executive Officer since July 22, 2004. He has a two-year Employment Agreement with the Company. When determining the overall compensation program for Mr. Cowan, the Board of Directors and the Compensation Committee considered competitive market conditions for chief executive officers of similar companies with volatile stock prices.

Base Salary.   Mr. Cowan’s annualized base salary for fiscal 2005 is $400,000. In setting Mr. Cowan’s base salary, the Compensation Committee considered the responsibilities associated with the position, Mr. Cowan’s experience, reference to salary surveys and other publicly available compensation data for chief executive officers with comparable ability and experience at similarly-sized companies in the technology industry.

Cash Bonuses.   In fiscal 2005, Mr. Cowan was eligible to receive an annual incentive cash bonus of up to $240,000, an amount equal to 100% of his annual base salary prorated from his date of hire through the end of fiscal 2005, based on the corporate performance award targets referred to above and certain managerial and personal performance targets and goals approved by the Compensation Committee and ratified by the Board of Directors. Neither the corporate performance nor the operational and revenue goals to which Mr. Cowan’s managerial and personal award targets and goals for fiscal 2005 were subject were achieved. As a result, Mr. Cowan did not receive any annual incentive cash bonus for fiscal 2005.

Stock Option/Restricted Stock Award.   Mr. Cowan received the following equity grants in fiscal 2005 under the terms of his Employment Agreement with the Company:

•       An option to acquire one million shares granted at fair market value on the date of hire, July 22, 2004, with 250,000 shares vested at grant and the balance vesting monthly in equal installments over five years, with certain change in control rights as agreed in his Employment Agreement.

•       An option to acquire one million shares granted at fair market value on January 3, 2005, with 100,000 vested at grant and the balance vesting monthly in equal installments over five years, with certain change in control rights as agreed in his Employment Agreement.

•       Two hundred thousand shares of restricted stock granted on the date of hire, July 22, 2004, vesting in full January 1, 2006, with certain change in control rights as agreed in his Employment Agreement.

•       One hundred thirty-three thousand shares of restricted stock granted on January 3, 2005, vesting in full January 1, 2006, with certain change in control rights as agreed in his Employment Agreement.

Gregory J. Owens

In determining the base salary and cash incentive components of the fiscal 2005 compensation program of Mr. Owens, the Company’s Chief Executive Officer through July 21, 2004 and an employee of the Company through October 22, 2004, the Compensation Committee considered competitive market conditions and the fact that Mr. Owens had not received an increase in base salary since his date of hire in April 1999.

Base Salary.   Mr. Owens’ base salary was increased from $375,000 to $430,000 for fiscal 2005.

Cash Bonuses.   Mr. Owens was eligible to receive an annual incentive cash bonus of up to $500,000, an amount equal to 116% of his annual base salary, based on the corporate performance award targets referred to above and managerial and personal award targets and goals. Neither the corporate performance nor Mr. Owens’ managerial and personal award targets and goals for fiscal 2005 were met and Mr. Owens did not receive any annual incentive cash bonus for fiscal 2005.

Stock Option/Restricted Stock Award.   Mr. Owens was not considered for and did not receive any equity awards in fiscal 2005. In connection with his resignation from the Company, the Compensation Committee extended the execisability and vesting of all outstanding options held by Mr. Owens through periods ranging from November 22, 2005 to January 22, 2006.

Except as described above in this report, no specific weight or relative importance was assigned to the various specific factors or detailed compensation information considered respectively by the Committee, Mr. Owens or Mr. Cowan. Accordingly, the Company’s compensation policies and practices relating to base salaries, cash bonuses and stock option and restricted stock awards, including the Chief Executive Officer’s, may, to that extent, be deemed informal and subjective.

Section 162(m)

Section 162(m) of the Code limits the federal income tax deductibility of compensation paid to the five most highly compensated executive officers of public companies. Under this section of the Code, the Company generally may deduct compensation paid to any such officer to the extent that it does not exceed $1 million during any calendar year or is “performance-based” as defined in Section 162(m). The Compensation Committee expects that the deductibility limit of Section 162(m) will not currently have a significant effect on the Company. Current cash compensation paid to each of the Company’s executive officers is less than $1 million per year and is thus generally fully deductible. Compensation decisions will take the deduction limitation into consideration but will not necessarily be based on full deductibility.

Compensation Committee
J. Michael Cline, Chairman
William H. Janeway
William G. Nelson

Stock Performance Graph

The following graph compares the cumulative total return to shareholders of the Common Stock with the cumulative total return of the Nasdaq Stock Market (US) Index and of the Nasdaq Computer and Data Processing Stocks Index from February 29, 2000 to the end of the Company’s last fiscal year (February 28, 2005). The graph assumes that the value of the investment in the Common Stock and each index was $100 on February 29, 2000 and that all dividends were reinvested. The Company has not paid any cash dividends on its Common Stock and does not intend to do so in the foreseeable future. The performance graph is not necessarily indicative of future performance.

	2000	2001	2002	2003	2004	2005
MANUGISTICS GROUP, INC.	$100.00	$109.13	$45.62	$8.31	$25.73	$7.04
NASDAQ STOCK MARKET (U.S. COMPANIES)	$100.00	$47.94	$37.88	$29.44	$45.90	$46.91
NASDAQ COMPUTER & DATA PROCESSING STOCKS	$100.00	$42.45	$33.72	$24.86	$32.45	$34.45

Agreements with Employees

All employees of the Company and its subsidiaries, including executive officers, are required to sign a Conditions of Employment Agreement upon joining the Company and its subsidiaries. To the extent permissible by law, this agreement restricts the ability of each of the Company’s employees (other than those employed by the Company in California) to compete with the Company and its subsidiaries during his or her employment with the Company and for a period of twelve months thereafter, and contains certain confidentiality and invention assignment provisions.

Certain Business Relationships

J. Michael Cline

J. Michael Cline, a director and chairman of the Compensation Committee, holds an indirect 46% interest in Accretive Investors SBIC LP, in which Mr. Owens, the Company’s former Chairman and Chief Executive Officer, holds an approximately 1.96% limited partnership interest. Mr. Cline is one of three investment committee members, and the operational managing partner, of Accretive Associates SBIC LLC, the general partner of Accretive Investors SBIC LP. Mr. Owens is current in all of his contributions to Accretive Investors SBIC LP, and has contributed $190,000 of a $1,000,000 commitment to date. Accretive Investors SBIC LP has not made any distributions to date.

Mr. Cline is also a principal of two funds in which Lynn C. Fritz, a director of the Company, has made passive investments.

William M. Gibson

Two family members of William M. Gibson, who owns more than five percent (5%) of the outstanding shares of Common Stock and who was formerly a director and executive officer of the Company, are employees of the Company. Mr. Gibson’s brother, Sean Gibson, has been employed as a member of the Company’s sales force since 1985 and received $217,650 in compensation from the Company for the last fiscal year. Mr. Gibson’s brother, Patrick Gibson, has been an employee in the Company’s solutions support group since 1985 and received $85,634 in compensation from the Company for the last fiscal year.

Joseph H. Jacovini

Joseph H. Jacovini, a director of the Company, is a partner and Chairman of Dilworth Paxson LLP, which provides legal services to the Company.

William H. Janeway

William H. Janeway, a director of the Company since October 2002, is a director of BEA Systems, Inc. Since 1998, the Company has licensed certain software from BEA Systems which the Company resells as part of its software solutions. Consistent with prior years, total revenues paid by the Company to BEA Systems in fiscal 2004 were significantly less than 5% of the consolidated gross revenues of each company for its last full fiscal year.

Kevin C. Melia

Kevin C. Melia, Chairman of the Board of the Company since April 2005 and a director of the Company since July 2003, is Chairman of the Board of IONA Technologies plc. Since 1995, the Company has licensed certain software from IONA Technologies which it uses in the production of Manugistics software. Consistent with prior years, total revenues paid by the Company to IONA Technologies in fiscal 2005 were significantly less than 5% of the consolidated gross revenues of each company for its last full fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports of changes of ownership of the Common Stock with the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Reporting Persons are required to furnish the Company with copies of all forms that they file under Section 16(a). Based solely upon a review of the copies of such forms received by the Company or written representations from Reporting Persons, the Company believes that, with respect to fiscal year 2005, all Reporting Persons complied with all applicable filing requirements under Section 16(a).

Information Concerning the Company’s Independent Public Accountant

Deloitte & Touche LLP was the Company’s independent public accountant for fiscal 2005, and has been the Company’s independent public accountant since 1988. Deloitte & Touche LLP’s services to the Company for fiscal 2005 included the audit of the Company’s annual consolidated financial statements, reviews of interim financial statements, services in connection with audits of the Company’s income tax returns, statutory audits of certain foreign subsidiaries and consultation on other matters.

Representatives of Deloitte & Touche LLP will be present at the Meeting and will be given an opportunity to make a statement. They also will be available to respond to appropriate questions from shareholders. The Audit Committee of the Board of Directors has determined that the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independence of Deloitte & Touche LLP with respect to the Company for the fiscal year ended February 28, 2005. The Audit Committee of the Board of Directors has not selected the independent public accountant for the present year because the matter has not yet been considered.

Audit Fees

The following table presents fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), which includes Deloitte Consulting, for the audit of the Company’s annual financial statements and review of interim financial statements for fiscal years 2003, 2004 and 2005, and fees for other services rendered by Deloitte & Touche for fiscal years 2003, 2004 and 2005.

	2003	2004	2005
Audit Fees(a)	$1,019,000	$1,145,000	$1,614,000
Audit-Related Fees(b)	$266,000	$185,000	$31,000
Tax Fees(c)	$206,000	$313,000	$477,000
All Other Fees	$0	$0	$0
Total Fees	$1,491,000	$1,643,000	$2,122,000

(a)           Audit Fees for the fiscal years 2003, 2004 and 2005 were for all services performed in connection with the audits of the Company’s annual consolidated financial statements, quarterly reviews and statutory audits.

(b)          Audit-Related Fees for the fiscal years 2003, 2004 and 2005 were for employee benefit plan audits and consultations concerning financial accounting standards, reporting standards and acquisitions.

(c)           Tax Fees for the fiscal years 2003, 2004 and 2005 were for tax compliance, tax planning and tax advice provided to the Company and its foreign subsidiaries.

In fiscal 2004, the Audit Committee established its current policy regarding pre-approval of all audit and permissible non-audit services provided by the Company’s independent auditor. This policy requires (i) the general pre-approval of specified audit, audit-related and tax services on a twelve-month basis up to a specified amount, (ii) specific pre-approval of services not covered by the general pre-approval, including pre-approved services which exceed the pre-approved amount, and prohibits the Company’s independent auditor from providing non-audit services prohibited pursuant to Section 201 of the Sarbanes-Oxley Act of 2002, which includes services such as bookkeeping services, financial systems consulting services and internal audit services.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, all services performed by the Company’s independent auditor under engagement were approved by the Audit Committee pursuant to its pre-approval policy, and none was approved pursuant to the de minimis exception to the rules and regulations of the Securities and Exchange Commission on pre-approval.

ADDITIONAL INFORMATION

The Company has adopted a process called “householding” for mailing the Annual Report on Form 10-K and proxy statement in order to reduce printing costs and postage fees. Householding means that shareholders who share the same last name and address will receive only one copy of the Annual Report on Form 10-K and proxy statement, unless we receive contrary instructions from any shareholder at that address. We will continue to mail a proxy card to each shareholder of record.

If you prefer to receive multiple copies of the Annual Report on Form 10-K and proxy statement at the same address, we will provide additional copies to you promptly upon request. If you are a shareholder of record, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Avenue, Rockville, Maryland 20850, or at telephone number (301) 255-5327. Eligible shareholders of record receiving multiple copies of the Annual Report and proxy statement can request householding by contacting us in the same manner.

If you are a beneficial owner, you may request additional copies of the Annual Report on Form 10-K and proxy statement or you may request householding by contacting your broker, bank or nominee.

Copies of Manugistics’ Annual Report on Form 10-K and the exhibits to the Annual Report on Form 10-K are available at no charge upon request. To obtain copies of the Annual Report on Form 10-K or its exhibits, please contact Nate Wallace, Vice President, Investor Relations, at 9715 Key West Avenue, Rockville, Maryland 20850, or at telephone number (301) 255-5327.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR THE
2006 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders must be received by the Company at the Company’s principal executive office and must be submitted in accordance with the By-Laws and Rule 14a-8 of the Exchange Act on or before February 22, 2006.

Under the Company’s By-Laws, shareholder proposals which are not submitted for inclusion in the Company’s Proxy Statement for the 2006 Annual Meeting of Shareholders must be received by the Secretary of the Company: (i) 60 days in advance of such meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the 2006 Meeting, or (ii) 90 days in advance of such meeting if the meeting is to be held on a day which is on or after the anniversary of the 2006 Meeting. Shareholder proposals not submitted for inclusion in the Company’s proxy statement relating to an annual meeting to be held 30 days or more prior to the anniversary of the preceding year’s annual meeting or relating to a special meeting must be received no later than the close of business on the tenth day following public announcement of the meeting date. All notices must briefly describe the business desired to be brought before the meeting, the shareholder’s name and address as appearing on the Company’s books, the class and number of shares owned and any material interest of the shareholder in such matter.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matter before the Meeting and does not know of any other business which others will present for consideration at the Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting of Shareholders and this Proxy Statement may be acted on at the Meeting. If any other business does properly come before the Meeting, the proxy holders will vote on such matters according to their discretion.

By Order of the Board of Directors

Timothy T. Smith
Senior Vice President, General Counsel and Secretary

ALL SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

APPENDIX A

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF MANUGISTICS GROUP, INC.

CHARTER

I.   Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and audits of the financial statements and internal controls over financial reporting of the Company. The Committee’s primary functions are to:

•       Oversee the integrity of the Company’s financial reporting process, internal audit function, and internal control system regarding finance, accounting, legal compliance and ethics that management and the Board of Directors have established.

•       Select, oversee and evaluate the Company’s independent auditor.

•       Facilitate open, ongoing communication among the Company’s independent auditor, financial and senior management and the Board of Directors concerning the Company’s financial, audit and accounting issues and affairs.

Consistent with these functions, the Audit Committee should encourage continuous improvement of, and foster adherence to, the Company’s policies, practices and procedures at all levels.

II.   Authority

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention or coming to the attention of the Committee as a result of its oversight efforts. The Committee may request any officer or employee of the Company or the Company’s independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.

The Committee shall have the sole authority to appoint, determine funding for and oversee the independent auditor. The Committee shall also have the authority to engage and determine funding for independent legal, accounting and other advisors as it determines necessary to carry out its duties.

The Committee may form and delegate authority to subcommittees consisting of one or more members (a) to grant pre-approvals of auditing services and non-audit services provided to the Company by the independent auditor or (b) to perform other duties (subject to Board of Directors’ approval) as appropriate.

III.   Membership Requirements

The Committee shall consist of not less than three members, each of whom shall be independent (as defined by all applicable rules and regulations), free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board of Directors, would interfere with the exercise of a member’s judgment, not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and able to read and understand fundamental financial statements at the time of appointment to the Committee. At least one member shall have past employment experience as a CEO, CFO or other senior officer with financial oversight responsibility or background which results in the member’s financial sophistication, and at least one member (who may be the same member) shall qualify as an audit committee financial expert (as that term is defined in SEC disclosure requirements).

IV.   Structure and Process

Appointment of Members, Chairperson.   Committee members shall be appointed by the Board of Directors at the annual organizational meeting of the Board of Directors or until their successors shall be duly elected. The Board of Directors shall appoint one member of the Committee to serve as Chairman of the Committee.

Meetings.   The Committee shall meet at least eight times annually, or more frequently as circumstances dictate. Four of the regularly scheduled meetings shall be for the purpose of reviewing the Company’s earnings releases and four shall be for the purpose of reviewing the Company’s quarterly and annual exchange act filings. At least four times annually, the scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. The Committee shall meet at least annually, and more often as warranted, with the CEO, the CFO, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these parties believes should be discussed privately. The Committee may meet in person or telephonically. Minutes of the meetings of the Committee shall be regularly kept by the Secretary or a person appointed by the Committee to do so.

Conflicts of Interest.   In the event that a Committee member faces a potential or actual conflict of interest with respect to a matter before the Committee, that Committee member shall be responsible for alerting the Committee Chairman, or if the affected committee member is the Committee Chairman, shall advise the remaining members of the Committee. In the event that the Committee Chairman, or the remaining members of the Committee, as the case may be, concur that a potential or actual conflict of interest exists, the affected Committee member shall not participate in the matter before the Committee.

V.   Responsibilities

The responsibilities of a member of the Committee are in addition to those responsibilities generally pertaining to a member of the Board of Directors. The following actions shall be taken by the Committee in carrying out its oversight responsibilities. These actions are set forth as a guide with the understanding that the actions taken may vary depending on the circumstances.

•       Select, appoint, determine funding for, oversee, evaluate, and, where appropriate, replace the independent auditor, which accountants shall be ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders of the Company.

•       On an annual basis, ensure receipt of, and review with the independent auditor, a written statement required by Independence Standards Board (ISB) Standard No. 1, as such standard may be modified or supplemented, discuss with the accountants their independence, and take or recommend that the Board of Directors take appropriate action with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants to satisfy itself that the Company has engaged the independent auditor as required by the federal securities acts.

•       Review and pre-approve all audit services and permissible non-audit services to be provided by the independent auditor and the related fees and compensation for such services, which duty may be delegated to one or more designated members of the Committee with any such pre-approval reported to the Committee at its next regularly scheduled meeting.

•       Hold timely discussion with the independent auditor regarding:

(1)          all critical accounting policies and practices;

(2)          all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(3)          all material written communications between the independent auditor and management including, but not limited to, the management letter, schedule of unadjusted differences, and management representation letter; and

(4)          an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

•       Review the performance of the CFO and review and concur in the appointment, replacement, reassignment or dismissal of the CFO.

•       Review with senior management and the independent auditor, at the completion of the annual audit, the following items to be included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

(1)          the Company’s annual consolidated financial statements and related footnotes;

(2)          the independent auditor’s audit of the consolidated financial statements and their report thereon; and

(3)          any significant changes required in the independent auditor’s examination plan.

•       Recommend to the Board of Directors whether the financial statements should be included in the Annual Report on Form 10-K.

•       Review with the independent auditor, at the completion of the annual audit, or more frequently as appropriate:

(1)          any serious difficulties or disputes with the CFO or management encountered during the course of the audit and oversee the resolution thereof;

(2)          any other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards including, items set forth in Statement on Auditing Standards No. 61—Communication with Audit Committees (“SAS 61”) or other such auditing standards that may in time modify, supplement or replace SAS 61;

(3)          the independent auditor’s attestation and report on management’s assessment of internal controls over financial reporting and;

(4)          any significant issues relating to disclosure controls and procedures.

•       On an annual basis, in consultation with the independent auditor and senior management, review the adequacy and quality of the Company’s financial reporting processes and system of internal control over financial reporting.

•       At least annually, obtain and review a report by the independent auditor describing:

(1)          any material issue raised by the most recent quality review of internal control, peer review, or by any inquiry or investigation by governmental or professional authorities; and

(2)          all relationships between the independent auditor and the Company.

•       Prepare an Audit Committee Report for inclusion in all proxy and information statements relating to votes of shareholders. The Audit Committee Report must state whether the Committee:

(1)          has reviewed and discussed the audited consolidated financial statements with management;

(2)          has discussed with the independent auditor the matters required to be discussed by SAS 61, as such standard may be modified or supplemented;

(3)          has received the written disclosures from the independent auditor required by ISB Standard No. 1, as such standard may be modified or supplemented, and has discussed with the accountants their independence;

(4)          has recommended to the Board of Directors, based on the review and discussions referred to in items (l) through (3) above, that the Company’s consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

(5)          has adopted a written charter for the audit committee (and include a copy of the Charter as an appendix to the Company’s proxy statements at least once every three years); and

(6)          is comprised of independent members.

•       Review with senior management and the independent auditor the financial information contained in the Company’s Quarterly Report on Form 10-Q prior to its filing.

•       Review with senior management and, where appropriate, the Company’s independent auditor, the financial information contained in the Company’s earnings releases, pre-announcements and any other announcements provided to the Committee containing material financial information not previously released, including the appropriateness of non-GAAP financial information.

•       Review and advise on the selection and removal of employees, activities, organizational structure, qualifications of and funding for the internal audit function.

•       Review with senior management and, where appropriate, the Company’s independent auditor, all internal reports to management (or summaries thereof) prepared by the internal audit function.

•       Review with senior management and, where appropriate, the Company’s independent auditor, management’s assessment of internal controls over financial reporting.

•       Review legal and regulatory matters that may have a material impact on the Company’s consolidated financial statements and related compliance policies and programs.

•       Review and discuss with management, and where appropriate, the Company’s independent auditor, other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by The Sarbanes-Oxley Act of 2002, and relevant reports rendered by the independent auditor (or summaries thereof).

•       Review and approve related party transactions.

•       Establish and maintain procedures for the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•       Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

•       Set clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent auditor.

•       Periodically review and reassess the adequacy of the audit committee charter, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

•       Undertake such other actions as necessary or appropriate under law, the Company’s Charter or By-Laws, and the resolutions and other directives of the Board of Directors.

The Committee will report its actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

MAN-PS-05

DETACH HERE

PROXY

MANUGISTICS GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MANUGISTICS GROUP, INC. FOR
THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 4, 2005

The undersigned, hereby revoking any contrary proxies previously given relating to these shares, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement in connection with the 2005 Annual Meeting of Shareholders of Manugistics Group, Inc. (the “Annual Meeting”) to be held on Thursday, August 4, 2005 at 9:00 a.m. E.D.T. at the Company’s principal executive office located at  9715 Key West Avenue, Rockville, Maryland 20850, and hereby appoints Joseph L. Cowan and Timothy T. Smith, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Common Stock of MANUGISTICS GROUP, INC. registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any adjournment(s) or postponement(s) thereof, with all the powers the undersigned would have if personally present.  Without limiting the general authorization hereby given, said proxies are, and each of them hereby is, instructed to vote or act as follows on the reverse side hereof on the proposals set forth in said Proxy Statement.  In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE COMPLETED, SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE

MANUGISTICS GROUP, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE

☒                       Please mark
votes as in
this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

This Proxy when executed will be voted in the manner directed herein.  If no direction is made, this Proxy will be voted FOR the election of the two (2) nominees for Class I Directors listed below.

1.                           Election of Class I Directors to serve for a three-year term.

Nominees: (01) Lynn C. Fritz, and (02) Kevin C. Melia

FOR		WITHHELD
ALL		FROM ALL
NOMINEES	☐	NOMINEES	☐

☐
For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:	Signature:	Date: